Exhibit 99.1

Pharmasset, Inc. 303-A College Road East Princeton, NJ 08540 U.S.A. Phone: (609) 613-4100 Fax: (609) 613-4150 www.pharmasset.com Nasdaq: VRUS

Pharmasset Announces Complete Enrollment of RG7128 Phase 2b Clinical Study

—Roche Initiating Additional Clinical Studies with RG7128

—INFORM Studies Delayed

PRINCETON, NJ – (February 17, 2010) – Pharmasset, Inc. (Nasdaq: VRUS) announced today the complete enrollment by Roche of the 12 week RG7128 Phase 2b study (PROPEL) of approximately 400 treatment-naïve patients with hepatitis C virus (HCV) genotypes 1 and 4. The study remains blinded to Roche and Pharmasset.

Roche has initiated a 24 week Phase 2b study with RG7128 in combination with pegylated interferon and ribavirin in treatment-naïve patients with HCV genotypes 1 and 4 in order to evaluate the safety and efficacy of RG7128 in combination with standard of care for longer durations. The data from this study could provide the flexibility for combining RG7128 with direct acting antivirals currently in development with varying durations of therapy. This study is currently enrolling at sites in the US and Canada and is expected to complete enrollment in the second quarter.

In addition, Roche is planning to initiate a Phase 2b study of RG7128 in combination with pegylated interferon and ribavirin in patients with HCV genotypes 2 and 3 later in 2010. RG7128 has previously demonstrated antiviral activity with a 90% RVR in HCV genotypes 2 and 3 prior non-responders in a 28 day clinical study.

Roche has also announced that it will not conduct the previously planned 28 day INFORM-2 study, designed to evaluate the combination of RG7128 with RG7227, InterMune’s HCV protease inhibitor, with and without pegylated interferon and ribavirin. Roche has decided instead to conduct longer duration studies, including the INFORM-3 clinical study of RG7128 and RG7227 with and without pegylated interferon and ribavirin. INFORM-3 will commence after Roche and InterMune identify the optimal dose of ritonavir-boosted RG7227 from ongoing studies. Roche is continuing to conduct dose ranging safety and efficacy studies of RG7227, and has announced a consequent delay of the INFORM-3 clinical study.

Modifications to the INFORM program will have no impact on the primary registration pathway for RG7128. In addition, Roche has indicated that it is evaluating the potential of combining RG7128 with non-protease complementary compounds.

“We are pleased that our partner Roche has completed the enrollment of the initial Phase 2b study of RG7128, and we look forward to the announcement of data from the PROPEL study,” said M. Michelle Berrey, M.D., MPH, Chief Medical Officer of Pharmasset. “We believe that the initiation of additional Phase 2b studies indicates Roche’s continued commitment to RG7128. We are also encouraged by Roche’s willingness to consider alternatives for potential combination with RG7128 in interferon-sparing combination studies.”

About Pharmasset

Pharmasset is a clinical-stage pharmaceutical company committed to discovering, developing, and commercializing novel drugs to treat viral infections. Pharmasset’s primary focus is on the development of oral therapeutics for the treatment of hepatitis C virus (HCV) and, secondarily, on the development of Racivir™ for the treatment of human immunodeficiency virus (HIV). Our research and development efforts focus on nucleoside/tide analogs, a class of compounds which act as alternative substrates for the viral polymerase, thus inhibiting viral replication. We currently have three clinical-stage product candidates. RG7128, a nucleoside analog for chronic HCV infection, is in two Phase 2b clinical trials in combination with Pegasys® plus Copegus® and is also in the INFORM studies, the first series of studies designed to assess the potential of combinations of small molecules without Pegasys® and Copegus® to treat chronic HCV. These clinical studies are being conducted through a strategic collaboration with Roche. Our other clinical stage candidates include PSI-7977, an isomer of PSI-7851 and an unpartnered, next- generation HCV nucleotide analog that is in a Phase 2a trial; and Racivir, for the treatment of HIV, which has completed a Phase 2 clinical trial. We also have in our pipeline two purine nucleotide analogs, PSI-938 and PSI-879, in advanced preclinical development.

Pegasys® and Copegus® are registered trademarks of Roche.

Contact

Richard E. T. Smith, Ph.D.

VP, Investor Relations and Corporate Communications

richard.smith@pharmasset.com

Office: +1 (609) 613-4181

Forward-Looking Statements

Pharmasset “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding our business that are not historical facts are “forward- looking statements” that involve risks and uncertainties, including, without limitation, the risk that adverse events could cause the cessation or delay of any of the ongoing or planned clinical trials and/or our development of our product candidates, the risk that the results of previously conducted studies involving our product candidates will not be repeated or observed in ongoing or future studies involving our product candidates, the risk that our collaboration with Roche will not continue or will not be successful, and the risk that any one or more of our product candidates will not be successfully developed and commercialized. For a discussion of these and other risks and uncertainties, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section of our Annual Report on Form 10-K for the fiscal year ended September 30, 2009 and our Quarterly Report on Form 10Q for the period ended December 31, 2009 filed with the Securities and Exchange Commission entitled “Risk Factors” and discussions of potential risks and uncertainties in our subsequent filings with the Securities and Exchange Commission.